EXHIBIT 99.1
Recovery from both Hurricane Ivan and Dennis is progressing well. With a few lucky breaks, the operations staff will reoccupy its spaces in early November. This has been a long and difficult process. We owe our staff and customers a debt of gratitude for their patience and support during this period of rebuilding. The results of this reconstruction will position the bank to sustain its growth with state of the art systems and facilities.
In addition to the main office restoration, a new “Southside Station” was built and opened October 21st. This new facility improves our service delivery in Atmore with expanded drive through lanes, an ATM and a lobby. Progress on the bank’s Florida facilities has experienced some delays. Work continues on securing locations. Once this phase is completed, an aggressive construction program will begin. Currently, both the Jay and Milton, Florida branches are operating in temporary offices. Construction of new branches is targeted to be completed in 2006. Along with these projects, the bank’s lease on its Magnolia Springs, AL office will expire in May 2006. To continue our growth in this market, we will soon begin construction on a full service office on the corner of US 98 and County Road 49.
All of the construction projects present challenges, but are exciting opportunities for United Bank to further expand its service delivery. Not all of our efforts have been devoted to construction; recently Max Osborne joined United Insurance Services, Inc., a subsidiary of United Bank, as its President. Max’s addition to the bank brings a depth of experience that is important to the success of our insurance sales efforts. Max, along with the other officers and staff which work in areas focused on Non Interest Income growth are making a positive contribution to the banks long term growth and profitability.
Financial results through September reflect a positive trend in Net Interest Margin as well as asset growth. Assets have grown from $58,371,000 or 21.03% to $335,717,000 as compared to the same period last year. Loans comprised of $231,536,000 of Assets and have grown 16.35% over the past twelve months. Deposits have grown 16.92%, to $262,928,000. Net Income for the nine months ending September 30 totaled $2,483.000, a 29.30% increase over the same period last year.
Interest in stock ownership remains strong. Some sales have been reported in the $16.50 range to the most recent sales at $18.00. This range of prices reflects the number of shares purchased and timing of the transaction. We encourage those interested in either purchase of shares or possible sales to contact Tina Brooks. As always, we appreciate your support and continued interest in United Bank.
Robert R. Jones, III
President & CEO

	STATEMENT OF CONDITION
	At the close of business September 30
	(Unaudited)
	(000's)
	2005	2004
ASSETS
Cash & due from banks	16,981	10,887
Investment securities	68,652	54,521
Federal funds sold	6,020	2,760
Loans, net	228,616	196,571
Banks premises & equipment, net	4,369	3,997
Accrued interest receivable & other assets	11,079	8,794

TOTAL ASSETS	335,717	277,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits	262,928	224,872
Repurchase agreements	32,590	15,991
Other borrowed funds	10,146	8,310
Accrued interest payable & other liabilities	1,750	1,658

Total Liabilities	307,414	250,831
Stockholders’ Equity
Class A common stock, authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding.	25	25
Class B common stock, authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding.	3	3
Surplus	4,154	4,154
Retained Earnings	24,121	22,517

Total stockholders’ equity	28,303	26,699

TOTAL LIABLILITIES & STOCKHOLDERS’ EQUITY	335,717	277,530

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